Exhibit 10.6

EXECUTION VERSION

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”) is made and entered into as of August 17, 2026, by and among (i) Newbury Street II Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), (ii) Newbury Street II Acquisition Corp, a Cayman Islands exempted company (“SPAC”), and (iii) Fort Robotics, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Agreement will have the meanings ascribed to such terms in the Agreement and Plan of Merger, by and among SPAC, Hugo Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of SPAC (“Merger Sub”) and the Company, dated as of the date hereof (as it may be amended, supplemented, modified and/or restated from time to time in accordance with its terms, the “Merger Agreement”).

WHEREAS, Sponsor owns 6,118,000 Class B ordinary shares, par value $0.0001 per share, of SPAC (the “Class B Ordinary Shares”, and together with any Class A Ordinary Shares (as defined below) issued upon conversion of such shares, the “Founder Shares”);

WHEREAS, in connection with SPAC’s initial public offering, SPAC, Sponsor and certain officers and directors of SPAC (collectively, the “Insiders”) entered into a letter agreement, dated as of October 31, 2024 (as may be amended from time to time, the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the SPAC securities owned by them;

WHEREAS, Articles 17.3 and 17.4 of SPAC’s Amended and Restated Memorandum and Articles of Association (the “SPAC Charter”) provides, among other matters, that the Class B Ordinary Shares will automatically convert into Class A ordinary shares, par value $0.0001 per share, of SPAC upon the consummation of an initial business combination, subject to adjustment if additional Class A Ordinary Shares (together with any successor equity security thereto in the Transactions (as defined below), “Class A Ordinary Shares”) or Equity-linked Securities (as defined in the SPAC Charter)), are issued or deemed issued in excess of the amounts sold in SPAC’s initial public offering (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Merger Sub and the Company are entering into the Merger Agreement, pursuant to which and subject to the terms and conditions therein, among other matters: (a) SPAC will continue out of the Cayman Islands and become domesticated as a corporation in the state of Delaware (the “Domestication”) and (b) upon the consummation of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving such merger as a wholly-owned subsidiary of SPAC, and as a result of which all of the issued and outstanding capital stock of the Company as of immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive pro rata share of the Merger Consideration as set forth in the Merger Agreement, all in accordance with applicable Law (the transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, the Company has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Forfeiture. Prior to the conversion of the SPAC Class B Ordinary Shares into SPAC Class A Ordinary Shares in accordance with the Merger Agreement and solely in connection with and only for the purpose of the proposed Transactions, Sponsor shall, subject to and conditioned upon the Closing occurring, automatically and irrevocably surrender and forfeit, for no consideration, 348,917 Founder Shares (the “Forfeited Shares”). The Forfeited Shares shall be automatically and immediately cancelled by SPAC (and SPAC shall direct SPAC’s transfer agent, or such other intermediaries as appropriate, to take any and all such actions incident thereto). SPAC and Sponsor shall take such actions as are necessary to cause the Forfeited Shares to be retired and canceled, after which such Forfeited Shares shall no longer be issued and outstanding.

Section 2 Incentive Founder Shares.

(a) The Sponsor shall utilize up to 2,038,424 Founder Shares (the “Incentive Founder Shares”) (and shall provide prior written notice to the Company with respect to any such utilization) to secure Trust Account non-redemption arrangements or otherwise incentivize potential investors in connection with the Initial PIPE Financing or any additional Transaction Financing, upon terms to be mutually agreed by the Sponsor, the Company and any such investors (the “Investors”); provided, however, that any transfer of Incentive Founder Shares to the Investors must be permitted or receive any required approvals under the Insider Letter, including, without limitation, that, absent any agreement among the parties to the Insider Letter to the contrary, the Incentive Founder Shares shall continue to be subject to the restrictions set forth in the Insider Letter and any such Investors who have received Incentive Founder Shares shall have entered into written agreements to be bound by the restrictions therein.

(b) The Sponsor hereby agrees that, (i) 302,110 of any Incentive Founder Shares that are not transferred to Investors as contemplated by Section 2(a) hereof (the “Earnout Incentive Founder Shares”) shall be subject to the Earn-Out provisions set forth in Section 3 and (ii) contingent upon and subject to the Closing, the Sponsor shall deliver, for no consideration, any remaining Incentive Founder Shares that are not transferred to Investors as contemplated by Section 2(a) hereof to SPAC for cancellation.

Section 3 Sponsor Earn-Out.

(a) Sponsor hereby agrees that, upon and subject to the Closing, it will not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership with respect to, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) with respect to, (x) 453,159 of the 6,118,000 Founder Shares owned by Sponsor and (y) the Earnout Incentive Founder Shares (together with any equity securities paid as dividends or distributions with respect to such Founder Shares and Earnout Incentive Founder Shares or into which such Founder Shares and Earnout Incentive Founder Shares are exchanged or converted, in either case, after the Closing, the “Earn-Out Shares”), unless, until and to the extent that a Release Event (as defined below) has occurred with respect to such Earn-Out Shares; provided, that Sponsor may, by providing notice to SPAC and the Company prior to or promptly after such transfer, transfer all or any portion of the Earn-Out Shares to any person or entity that qualifies as a permitted transferee under Section 8(c) of the Insider Letter (each, a “Permitted Transferee”), so long as such Permitted Transferee agrees in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder with respect to such Earn-Out Shares. In the event that a Release Event has not occurred during the four year period after the Closing (the “Earnout Period”) with respect to all of the Earn-Out Shares, Sponsor hereby agrees to forfeit any of its Earn-Out Shares that have not been subject to a Release Event (a “Sponsor Forfeiture”). In order to effectuate a Sponsor Forfeiture in the event that a Release Event has not theretofore occurred with respect to all Earn-Out Shares, upon the expiration of the Earnout Period, Sponsor shall promptly, but in any event within five (5) Business Days, deliver its Earn-Out Shares that have not been subject to a Release Event to SPAC in certificated or book entry form (at the election of Sponsor) for cancellation by SPAC. The share certificates representing the Earn-Out Shares shall contain a legend relating to transfer restrictions imposed by this Section 3 and the risk of a Sponsor Forfeiture associated with the Earn-Out Shares. SPAC will use its best efforts to cause such legend to be removed as promptly as practicable, but in any event within two (2) Business Days, after the written request by Sponsor following a Release Event with respect to such Earn-Out Shares. Until and unless the Earn-Out Shares are forfeited, Sponsor will have full ownership rights to the Earn-Out Shares, including the right to vote such shares and to receive dividends and distributions thereon.

(b) The Earn-Out Shares shall vest and no longer be subject to a Sponsor Forfeiture as follows (each, as applicable to the relevant Earn-Out Shares, a “Release Event”):

(i) if the VWAP of the SPAC Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations, the “Tier I Share Price Target”) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period during the Earnout Period, 50% of the Earn-Out Shares will vest and no longer be subject to a Sponsor Forfeiture or the transfer restrictions in this Section 2.

(ii) if the VWAP of the SPAC Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations, the “Tier II Share Price Target” and a Tier I Share Price Target and Tier II Share Price Target, each a “Share Price Target”) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period during the Earnout Period, the remaining 50% of the Earn-Out Shares will vest and no longer be subject to a Sponsor Forfeiture or the transfer restrictions in this Section 2.

The achievement of the Tier II Share Price Target shall be deemed to include the achievement of the Tier I Share Price Target not previously achieved, and, in such case, the Earn-Out Shares attributable to each such Share Price Target shall vest together.

(c) Notwithstanding the foregoing, in the event that during the Earnout Period, (i) SPAC is subject to a Change of Control, and (ii) the implied consideration per share of SPAC Common Stock pursuant to which SPAC or its stockholders have the right to receive in such Change of Control equals or exceeds the Tier I Share Price Target (or the equivalent fair market value thereof, as determined by the Post-Closing SPAC Board in good faith, in the event of any non-cash consideration), then, all of the Earn-Out Shares that have not previously vested shall vest and shall no longer be subject to a Sponsor Forfeiture.

(d) The applicable number of Earn-Out Shares released for each applicable Release Event shall be subject to equitable adjustment for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the SPAC Common Stock after the Closing.

Section 4 General.

(a) Termination. This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by email with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to SPAC prior to the Closing or to Sponsor, to:

Newbury Street II Acquisition Corp
121 High Street, Floor 3
Boston, Massachusetts 02110
Attn: Thomas Bushey
Telephone No.: (617) 334-2805
Email: [***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:       Matthew A. Gray, Esq.

Barry I. Grossman, Esq.
Telephone No.: (212) 370-1300
Email:       [***];

  [***]

If to the Company or to SPAC from and after the Closing, to: Fort Robotics, Inc. 1608 Walnut St. 12th Floor Philadelphia, PA 19103 Attn: Samuel Reeves Telephone: (267) 515-5880 Email: [***]	with a copy (which will not constitute notice) to: Fenwick & West LLP 902 Broadway 18th Floor New York, NY 10010 Attn: Aman D. Singh Telephone No.: (212) 430-2600 Email: [***]

(c) Entire Agreement. This Agreement (together with the other Ancillary Documents, the Merger Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 9.6 and 9.7 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its Founder Shares (including Earn-Out Shares) to any Permitted Transferee in accordance with Section 8(c) of the Insider Letter and this Agreement, Sponsor may, by providing notice to SPAC and the Company prior to or promptly after such transfer, transfer its rights and obligations under this Agreement with respect to such securities to such Permitted Transferee so long as such Permitted Transferee agrees in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder with respect to such securities. Any purported assignment in violation of this Section 4(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Subject to Section 7.3 of the Merger Agreement, each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Effective Time, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 4(j).

(k) Capacity as Shareholder. Sponsor signs this Agreement solely in its capacity as a shareholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to limit, or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors of SPAC with respect to the Merger and the other Transactions).

(l) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and /or”; and (v) references to “written” or in “writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(m) Counterparts. This Agreement may be executed and delivered (including by facsimile, portable document format or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

NEWBURY STREET II ACQUISITION CORP

By:	/s/ Thomas Bushey
Name:	Thomas Bushey
Title:	Chief Executive Officer

FORT ROBOTICS, INC.

By:	/s/ Samuel Reeves
Name:	Samuel Reeves
Title:	Chief Executive Officer

NEWBURY STREET II ACQUISITION SPONSOR LLC

By:	/s/ Thomas Bushey
Name:	Thomas Bushey
Title:	Manager